Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Roger Fleischmann
Levi Strauss & Co.
(800) 438-0349

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER 2009 FINANCIAL RESULTS
SAN FRANCISCO (April 14, 2009) — Levi Strauss & Co. (LS&CO.) today announced financial results for the first quarter ended March 1, 2009 and filed its first quarter 2009 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

	Three Months Ended		% (Decrease)
($ millions)	March 1, 2009	February 24, 2008	As Reported
Net revenues	$951	$1,083	(12)%
Net income	$48	$97	(50)%
Lower reported net revenues reflected the impact of a challenging global economy; a weak retail environment in most markets worldwide; and the substantial negative effect of currency compared to the prior year, which accounted for nearly half of the net revenue decline. Reported revenues also reflected the volumes lost due to the bankruptcies of two significant U.S. customers and lower performance of the Dockers® brand. These factors were partly offset by increased sales from new company-operated and franchised stores.
The reported net income decline was driven by lower operating results. The company reported a strong liquidity position with approximately $431 million of total liquidity, including cash and cash equivalents, complemented by availability under a revolving credit facility.
“Our Levi’s® brand continues to perform relatively well in a tough retail climate,” said John Anderson, president and chief executive officer. “Our sales growth in Asia Pacific demonstrates the advantage of our broad global footprint. Although our Dockers® performance was disappointing, we finished the first quarter where we expected to be given the difficult operating environment. We are focused this year on gaining market share, controlling operating costs and investing strategically to strengthen our brands during the market downturn.”
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LS&CO. Q1 2009 Results/Add One
April 14, 2009
First-Quarter 2009 Highlights
▪	Gross profit in the first quarter decreased to $445 million compared with $545 million for the same period in 2008. Gross margin for the first quarter decreased to 46.8 percent of revenues compared with 50.3 percent of revenues in the same quarter of 2008. Gross margin was impacted by higher sales allowances and discounts and higher inventory markdowns, reflecting the company’s actions to manage inventory during the quarter.

▪	Selling, general and administrative (SG&A) expenses for the first quarter decreased to $339 million from $359 million in the same period of 2008. A $24 million favorable impact of currencies was offset by a $4 million increase in SG&A expense. Lower advertising and promotion expense and a reduction in corporate spending helped offset increased pension expense and higher selling costs associated with the expansion of the company’s retail network.

▪	Operating income for the first quarter was $106 million compared with $187 million for the same period of 2008, reflecting the company’s lower revenue and gross margin during the period.
Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
Net Revenues ($ millions)	March 1, 2009	February 24, 2008	As Reported	Constant Currency
Americas	$504	$580	(13)%	(11)%
Europe	$267	$329	(19)%	(6)%
Asia Pacific	$180	$174	3%	9%
▪	The net revenue decrease in the Americas was primarily due to the loss of Levi’s® and Dockers® sales to U.S. customers who declared bankruptcy in 2008, weaker sales and higher sales allowances for Dockers® products in the United States, and the advanced shipments in 2008 related to the ERP implementation. These declines were partially offset by higher Signature brand sales in the region.
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LS&CO. Q1 2009 Results/Add Two
April 14, 2009
▪	Net revenues in Europe decreased on a reported and constant currency basis. Currency contributed approximately $45 million of the decline. The decline was also due to weaker wholesale performance in the company’s mature markets, reflecting the slowing retail environment in the region.

▪	Net revenues in Asia Pacific increased on a reported and constant currency basis. Revenues in the company’s developing markets in Asia Pacific continued to grow, driven primarily by brand-dedicated retail store expansion, particularly in China, and increased sales driven by product promotions in the region. Retail performance in the region weakened at the end of the quarter.
Balance Sheet and Cash Flow
The company ended the first quarter with cash and cash equivalents of $186 million and available liquidity of $245 million under the company’s credit facility. Inventory was up $18 million compared to the end of last year. Cash provided by operating activities was $10 million for the three-month period, compared with $107 million for the same period in 2008, primarily reflecting lower cash collections. Total debt was $1.8 billion at the end of the quarter compared to $1.9 billion at the end of the first quarter of 2008.
Investor Conference Call
The company’s first-quarter 2009 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, April 14, 2009, at 1 p.m. PST/4 p.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through April 21, 2009 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 93840507.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2008, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as well as in our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 1,	November 30,
	2009	2008
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$186,093	$210,812
Restricted cash	2,986	2,664
Trade receivables, net of allowance for doubtful accounts of $17,748 and $16,886	455,796	546,474
Inventories:
Raw materials	12,279	15,895
Work-in-process	6,295	8,867
Finished goods	542,445	517,912

Total inventories	561,019	542,674
Deferred tax assets, net	113,239	114,123
Other current assets	87,791	88,527

Total current assets	1,406,924	1,505,274
Property, plant and equipment, net of accumulated depreciation of $595,426 and $596,967	397,206	411,908
Goodwill	231,216	204,663
Other intangible assets, net	42,774	42,774
Non-current deferred tax assets, net	523,499	526,069
Other assets	88,576	86,187

Total assets	$2,690,195	$2,776,875

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$21,280	$20,339
Current maturities of long-term debt	53,156	70,875
Current maturities of capital leases	1,541	1,623
Accounts payable	193,361	203,207
Restructuring liabilities	3,828	2,428
Other accrued liabilities	188,112	251,720
Accrued salaries, wages and employee benefits	143,074	194,289
Accrued interest payable	33,820	29,240
Accrued income taxes	28,616	17,909

Total current liabilities	666,788	791,630
Long-term debt	1,752,739	1,761,993
Long-term capital leases	5,683	6,183
Postretirement medical benefits	127,281	130,223
Pension liability	240,431	240,701
Long-term employee related benefits	88,660	87,704
Long-term income tax liabilities	44,575	42,794
Other long-term liabilities	45,111	46,590
Minority interest and related liability	33,868	17,982

Total liabilities	3,005,136	3,125,800

Commitments and contingencies (Note 8)
Temporary equity	626	592

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	54,546	53,057
Accumulated deficit	(226,963)	(275,032)
Accumulated other comprehensive loss	(143,523)	(127,915)

Total stockholders’ deficit	(315,567)	(349,517)

Total liabilities, temporary equity and stockholders’ deficit	$2,690,195	$2,776,875

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 1,	February 24,
	2009	2008
	(Dollars in thousands)
	(Unaudited)
Net sales	$931,254	$1,060,920
Licensing revenue	20,210	21,948

Net revenues	951,464	1,082,868
Cost of goods sold	506,343	537,669

Gross profit	445,121	545,199
Selling, general and administrative expenses	339,081	358,653

Operating income	106,040	186,546
Interest expense	34,690	40,680
Other income, net	3,068	3,879

Income before income taxes	74,418	149,745
Income tax expense	26,349	52,638

Net income	$48,069	$97,107

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 1,	February 24,
	2009	2008
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$48,069	$97,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,799	17,242
Asset impairments	80	316
(Gain) loss on disposal of property, plant and equipment	(29)	88
Unrealized foreign exchange losses	604	3,503
Realized (gain) loss on settlement of foreign currency contracts not designated for hedge accounting	(3,390)	2,001
Employee benefit plans’ amortization from accumulated other comprehensive loss	(4,891)	(9,021)
Employee benefit plans’ curtailment gain, net	(1,808)	(4,048)
Amortization of deferred debt issuance costs	1,053	915
Stock-based compensation	1,524	1,387
Allowance for doubtful accounts	2,058	1,848
Change in operating assets and liabilities (excluding impact of assets and liabilities acquired in Russian business venture):
Trade receivables	82,096	33,526
Inventories	(22,476)	(23,737)
Other current assets	(2,776)	(11,155)
Other non-current assets	(1,280)	(5,949)
Accounts payable and other accrued liabilities	(71,610)	(3,874)
Income tax liabilities	14,946	38,333
Restructuring liabilities	1,078	(1,513)
Accrued salaries, wages and employee benefits	(49,103)	(26,189)
Long-term employee related benefits	(1,571)	(3,801)
Other long-term liabilities	(1,172)	117
Other, net	458	(276)

Net cash provided by operating activities	9,659	106,820

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(14,687)	(24,328)
Proceeds from sale of property, plant and equipment	99	695
Proceeds (payments) on settlement of foreign currency contracts not designated for hedge accounting	3,390	(2,001)
Russian business venture acquisition, net of cash acquired	(3,479)	—

Net cash used for investing activities	(14,677)	(25,634)

Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(18,195)	(18,251)
Short-term borrowings, net	1,711	2,047
Debt issuance costs	—	(375)
Restricted cash	(385)	(1,487)
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(694)	—

Net cash used for financing activities	(17,563)	(18,066)

Effect of exchange rate changes on cash and cash equivalents	(2,138)	2,971

Net (decrease) increase in cash and cash equivalents	(24,719)	66,091
Beginning cash and cash equivalents	210,812	$155,914

Ending cash and cash equivalents	$186,093	$222,005

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$27,550	$33,802
Income taxes	9,538	15,715
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.